SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 11, 2009

Sanders Morris Harris Group Inc.
(Exact name of registrant as specified in its charter)

Texas
(State or other jurisdiction of incorporation)

0-30066	76-0583569
(Commission File Number)	(IRS Employer Identification No.)

600 Travis, Suite 5800, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (713) 993-4610

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

(a)           On May 11, 2009, Sanders Morris Harris Group Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Prosperity Bank, as lender (the “Lender”). Pursuant to the terms of the Credit Agreement, the Lender made a $25,000,000 term loan (the “Loan”) to the Company.  The Loan bears interest at a per annum rate equal to the greater of (a) the prime rate published by The Wall Street Journal or (b) 5.00%. The Loan is repayable in 42 equal monthly installments of principal in the amount of $595,238.09 plus accrued interest.  The Loan contains customary representations, warranties, and covenants and is secured by substantially all of the assets of the Company and its subsidiaries. Exhibit 99.1 is hereby incorporated by reference into Item 1.01.

(b)           In addition, on May 11, 2009, the Company completed the purchase of 58 units (58%) of member interest in Edelman Financial Advisers, LLC (“EFA”) from Fredric M. Edelman and 8 units (8%) of member interest in EFA from Edward P. Moore for an aggregate consideration consisting of (a) $25,500,000 in cash and (b) a subordinated promissory note in the principal amount of $10,000,000. The purchase was consummated in accordance with the terms of the agreement dated as of January 1, 2009, as amended (the “Agreement”) among the Company, Mr. Edelman and Mr. Moore pursuant to which the parties agreed to make certain amendments to (1) the Reorganization and Purchase Agreement dated as of May 10, 2005 (the “Purchase Agreement”), among the Company, The Edelman Financial Center, Inc., a Virginia corporation (“EFC Inc”), The Edelman Financial Center, LLC, a Delaware limited liability company (“EFC LLC”), and Mr. Edelman, pursuant to which the Company agreed to purchase 100% of the member interests in EFC LLC from EFC Inc. and Mr. Edelman and (2) the Letter Loan Agreement and Letter Agreement each dated December 8, 2006 (the “EFA Agreements”), between the Company and EFA, pursuant to which the Company  agreed to make certain loans to EFA and acquired 10 Units (10%) of member interest in EFA.

As part of the same transaction, the Purchase Agreement was amended, effective as of January 1, 2009, to delete references to the “Third Closing” and the EFA Agreements were terminated. Consequently, the Company is not required to pay the Third Closing Consideration.  The Company will retain a 76% member interest in EFC LLC and EFC Inc. will retain a 24% member interest.

Item 1.02.   Termination of a Material Definitive Agreement.

In connection with the funding of the Credit Agreement with the Lender, the Company amended the Credit Agreement dated as of May 9, 2005, between the Company and JPMorgan Chase Bank, National Association to terminate the commitment of the lender to make loans and issue new letters of credit, and to release and terminate all liens and security interests held by the lender.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01(b) “Entry into a Material Agreement” is also furnished pursuant to this Item 2.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01(a) “Entry into a Material Agreement” is also furnished pursuant to this Item 2.03 and Exhibit 99.1 is hereby incorporated by reference into Item 2.03.

Item 2.06.  Material Impairments.

The information set forth in Item 1.01(b) “Entry into a Material Agreement” is also furnished pursuant to this Item 2.06.

Although the Company has not completed a valuation of EFA following its purchase of the additional 66% member interest, it is expected that a substantial portion of the $35,500,000 purchase price will be accounted for as goodwill associated with the acquisition. The Company’s goodwill related to acquisitions is required to be evaluated for impairment on a periodic basis under applicable accounting rules.  As previously reported, in the past, reconciliation between fair market value of the reporting units and market capitalization was not deemed necessary as the Company’s market capitalization was significantly greater.  However, generally accepted accounting principles require that the Company consider the current market value of its common stock when evaluating goodwill for impairment.  The impairment charge reduces the book value of the Company’s goodwill to reflect the current price of the Company’s common stock.  Based on the price of the Company’s common stock on the date the purchase of EFA was announced, the Company anticipates that it will take an impairment charge of a substantial portion of the goodwill associated with the EFA purchase. The Company is unable to make a determination of an estimate of the amount of the impairment charge at this time.

Item 9.01.   Financial Statements and Exhibits.

a.	Financial statements of business acquired

Not Applicable

b.	Pro forma financial information

Not Applicable

c.	Exhibits

99.1	Credit Agreement dated as of May 11, 2009, between Sanders Morris Harris Group Inc. and Prosperity Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANDERS MORRIS HARRIS GROUP INC.

By:	/s/ Ben T. Morris
Ben T. Morris,
Chief Executive Officer

Date: May 12, 2009